Exhibit 10.1



                          SALES AND PURCHASE AGREEMENT
                          ----------------------------



     THIS AGREEMENT ("Agreement") is entered into this day of March 15, 2006, by and between Structured Capital Corp., a Texas corporation, whose address is 1900 West Loop South, Suite 1100, Houston, Texas, represented herein by Jostein Hauge, its duly authorized President ("Assignor"), and Texaurus Energy Inc., a Delaware corporation, whose address is 2411 Fountainview Dr, Suite 120, Houston, Texas 77057, represented herein by Frank A. Jacobs, its duly authorized Director ("Assignee").

The  agreement  of  the  parties  is  as  follows:

     1. PURCHASE AND SALE. Subject to the terms, provisions and conditions set forth herein below, and for the consideration set forth below, Assignor hereby agrees to sell, assign convey and deliver unto Assignee, and Assignee hereby agrees to purchase and acquire from Assignor, the "Assigned Interests" described more particularly on Exhibit "A" attached hereto and made a part hereof. The closing (the "Closing") shall be held on April 7, 2006 unless such date is extended by agreement of Assignor and Assignee or unless it is extended pursuant to Section 7 below.

     2. PURCHASE PRICE. For and in consideration of the agreement of Assignor to sell, assign, convey and deliver the Assigned Interests unto Assignee in the manner set forth above, Assignee does hereby bind and obligate itself, its successors and assigns, to pay the purchase ("Purchase Price") set forth below to Assignor. The Purchase Price is hereby agreed to be the sum of Four Million and No/100 ($4,000,000.00) Dollars, payable as follows, to-wit:

(a) Two million five hundred thousand ($2,500,000) Dollars payable to Assignor, and due and payable in full on or before April 7, 2006, by wire to Assignor's account.

(b) The issuance of thirty seven million five hundred thousand (37,500,000) shares in the capital of Texhoma Energy, Inc., provided the issue price of the private placements that will occur contemporaneously with this transaction is $0.04.

     3. DELIVERY OF ASSIGNMENT. Upon payment by the Assignee of the Purchase Price, Assignor shall, at that time, execute an assignment ("Assignment") assigning, selling, conveying and delivering unto Assignee with full warranty the Assigned Interests.

     4. ASSIGNOR WARRANTIES. Assignor hereby warrants and agrees as follows, to-wit:

(a) No suit, action or proceeding by or before any governmental authority has been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement.

(b) The Assignment and execution of this Agreement has been fully authorized pursuant to the certified resolution of the Member(s) or Manager(s) of Assignor

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delivered  to  Assignee  concurrently  herewith  (or  other suitable evidence of authority)  authorizing  the  transaction  contemplated  herein.

(c) Assignor (i) is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business in the State of Louisiana; (ii) the execution, delivery and performance of this Agreement and the Assignment have been duly and validly authorized by all requisite members and/or company action on the part of Assignor and its execution thereof shall not violate, nor be in conflict with any provision of its articles of organization, by laws or any agreement to which it is a party or bound; and (iii) this Agreement and the Assignment, together with all documents and instruments executed by Assignor in connection therewith, have been duly executed and delivered on behalf of Assignor and constitute legal, valid and binding obligations of Assignor enforceable in accordance with their terms, provisions and conditions.

(d) Assignor is not in default under or in violation of any agreement or obligation to which the Assigned Interests are subject that reasonably is expected to materially and adversely affect the value of the Assigned Interests taken as a whole on and after the Effective Date.

(e) Assignor owns good and merchantable title to the Assigned Interests, subject to no liens burdens encumbrances, claims, contracts, agreements or demands of any nature except as identified on Exhibit "A" and as accepted by Assignee in writing at the conclusion of its due diligence as set forth in
Section 7, which Assigned Interests shall yield not less than the Working Interest and Net Revenue Interests set forth on Exhibit "A" hereto.

(f) Assignor warrants that Assignor has all requisite corporate power and authority to sell the Assigned Interests on the terms described in this Agreement; that to the best of its knowledge, Assignor has received no notice of any litigation or proceeding before any court or agency of any state or federal government having jurisdiction materially and adversely affecting the Assigned Interests (excepting such, if any, which previously have been made known to Assignee in writing); that to the best of its knowledge, there are no other existing or threatened claims or causes of action of any kind materially and adversely affecting the Assigned Interests (excepting such, if any, which previously have been made known to Assignee in writing); that there are no rights of first refusal, options, or preferential rights affecting the Assigned Interests; and that no consent of any lessor, assignor or other party is required for the transfer of the Assigned Interests.

(g) Assignor has paid and/or shall timely pay when due, all drilling, testing, completing, equipping and operating cost, risk and expense attributable to the Assigned Interests and chargeable to Assignor by the Operator of the Assigned Interests (collectively "Assignor Well Costs") arising or accruing prior to the Effective Date, it being the intent that Assignor bear and pay all Assignor Well Costs arising or accruing prior to the Effective Date, and that
Assignee bear and pay all Well Costs arising and accruing on and after the Effective Date ("Assignee Well Costs"). Assignor shall furnish evidence of Assignor's payment of all Assignor Well Costs upon delivery of the Assignment to Assignee. All lessors, assignors, and other parties have been timely paid all rentals and royalties relating to the Assigned Interests, and the Assigned Interests are validly maintained by production in paying quantities.

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(h)     Assignor  warrants  that  the  Assigned Interests are not subject to any prior contracts to sell, liens or encumbrances whatsoever and has not been alienated since Assignor's acquisition thereof and that Assignor will not, prior to the time that title is to be transferred to Assignee, execute or permit any mortgages, liens or encumbrances to be placed on the Assigned Interests and will at the time title is transferred, clear any inscriptions appearing on the mortgage and/or conveyance records of the Clerk of Court of Vermilion Parish, Louisiana.

(i) All of the foregoing representations and warranties shall be materially true and correct as of the Effective Date and upon delivery of the Assignment to Assignee.

     5. ACCOUNTING. All production or proceeds of production attributable to the Assigned Interests prior to April 1, 2006 ("the Effective Date") shall be owned by and constitute the property of Assignor. All production or proceeds from production attributable to the Assigned Interests on and after the Effective Date shall be owned by and constitute the property of Assignee. The parties shall cooperate with each other in the execution of all documents which may be necessary to advise the Operator of the transfer of the Assigned Interests pursuant to the terms hereof. Each party agrees to pay to the other party all proceeds of production which are the property of the other pursuant to the terms hereof within ten (10) days of the receipt thereof. Assignor shall deliver to Assignee all files, records, data, title opinions and other relevant information concerning the Assigned Interests within ten (10) days of the Effective Date hereof. All Assignor Well Costs attributable to the Assigned Interests prior to the Effective Date shall remain the complete obligation and sole liability of Assignor. All Assignee Well Costs attributable to the Assigned Interests on and after the Effective Date shall be assumed by Assignee and shall become the complete obligation and sole liability of Assignee.

     6. NO WAIVER. Assignor's failure to strictly and promptly enforce his rights under this Agreement shall not operate as a waiver of Assignor's rights, and Assignor hereby expressly reserves the right to always enforce prompt payment of the Note during the term of this Agreement, or to seek cancellation of this Agreement and forfeiture of all payments to date of such cancellation, regardless of any indulgences or extensions previously granted.

     7. DUE DILIGENCE. Assignee and its representatives shall be entitled to conduct a due-diligence review of the Assigned Interests at the sole risk and expense of the Assignee between the date hereof and the Closing. Assignor shall provide Assignee and its representatives access to Assignor's offices during normal business hours at which Assignee shall be permitted to review Assignor's files, including title opinions and other relevant information regarding the Assigned Interests. Prior to any physical inspection of the Assigned Interests, Assignee, if requested by an Operator of the Assigned Interests, will execute a "Release and Indemnity" in a form satisfactory to such Operator. If Assignee has any objections to the title, environmental condition, or other matter relating to the Assigned Interests, it shall identify them to Assignor on or before the date of the Closing. If Assignor chooses to undertake to cure such matters the date of the Closing shall be extended for a reasonable period, not to exceed [how long] pending such curative work. If Assignor does not choose to undertake such curative matters or is unable to cure such matters, Assignor and Assignee may agree to reduce the Purchase Price by an amount mutually agreeable, or Assignee may terminate this Agreement with no liability to Assignor.

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     8.     EXPENSES.  All  expenses  incurred by Assignee in connection with or related to the submission of this offer, the contemplated transaction, and all other matters relevant to Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisors employed by the Assignee shall be borne solely and entirely by Assignee.

     9. CONFIDENTIALITY. Assignee and Assignor agree that the terms and conditions of this Agreement as well as all data and information provided to Assignee by Assignor shall be treated as confidential and shall not be disclosed to any third party without the prior written consent of the parties hereto, except as may be required by law. In the event Closing does NOT occur or this Agreement otherwise becomes null and void Assignee agrees to return to Assignor any and all information regarding the Properties that were provided to Assignee.

     10.  MISCELLANEOUS.

(a) This Agreement and the Assignment and other instruments executed in accordance with it or the execution hereof shall be governed by and interpreted according to the laws of the State of Louisiana.

(b) Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing by certified mail, return receipt requested, postage prepaid, or by prepaid telegram, or delivered to the addresses set forth for the parties hereinabove.

(c) Except as may otherwise be provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own counsel and accountants and any brokerage or finding fees incurred by it).

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) This Agreement and the Assignment and the other document(s) to be executed hereunder constitute the entire agreement between the parties, supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and contain no warranties, representations or other agreements between the parties except as specifically set forth therein. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

(f) Assignor and Assignee each agree to execute, at and from time to time after the execution of this Agreement, upon request of the other, such further documentation or instruments as may be necessary or required reasonably to carry out the intent of this Agreement and the Assignment.

(g) All representations, warranties and agreements of the parties hereto in this Agreement shall survive the execution of the Assignment. In the event of any conflict between the terms and conditions of this Agreement and Assignment, the provisions of this Agreement shall prevail.

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(h)     A document referred to in the agreed form shall mean in a form signed or initialed  by  or  on  behalf  of  the  parties.

(i) The parties hereto agree to comply with any and all applicable laws, rules and regulations affecting the Properties and the contemplated transaction.



 IN WITNESS WHEREOF, this Agreement is executed in duplicate on the dates set forth in the notarial acknowledgments below.



ASSIGNOR:     STRUCTURED  CAPITAL  CORP.

Printed  Name: JOSTEIN HAUGE               Signature: /s/ Jostein Hauge
Title:  President                                    ---------------------------

STATE  OF  TEXAS

COUNTY  OF  HARRIS

On this 15th day of March, 2006, before me, the undersigned Notary Public duly commissioned and qualified in and for the State and County aforesaid, personally appeared Jostein Hauge, to me known, who, being by me duly sworn, did say that he is the President of STRUCTURED CAPITAL CORP., and that the foregoing instrument was signed on behalf of said company by authority of its Articles of Organization, and said Appearer acknowledged said instrument to be the free act and deed of said limited liability company.

      /s/ R.V. Mehta
     ---------------------------

     NOTARY  PUBLIC

Name: R.V. Mehta
     ---------------------------


Notary   No. 01172929-4
            ------------------


My  Commission  Expires: Sept. 17th 2007

At  Death


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IN  WITNESS  WHEREOF,  this  Agreement  is  executed  as  of the Effective Date.





ASSIGNEE:



TEXAURUS  ENERGY  INC.



Printed  Name:  FRANK  A. JACOBS          Signature: /s/ Frank A. Jacobs
Title:  Executive  Chairman                         ----------------------------



On this 15th day of March, 2006, before me, the undersigned Notary Public duly commissioned and qualified, personally appeared Frank Jacobs, to me known, who, being by me duly sworn, did say that he is the Executive Chairman of Texaurus Energy Inc., and that the foregoing instrument was signed on behalf of said company by authority of its Articles of Incorporation, and said Appearer acknowledged said instrument to be the free act and deed of said corporation.


/s/ Gerald Cuttler
-------------------
Notary  Public

Gerald Cuttler
-------------------
Printed  Name:


My  Commission does not Expire


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